THIS PROSPECTUS SUPPLEMENT RELATES TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 AND IS SUBJECT TO COMPLETION OR AMENDMENT.

                             SUBJECT TO COMPLETION
             PRELIMINARY PROSPECTUS SUPPLEMENT DATED MARCH 13, 2002

PROSPECTUS SUPPLEMENT
MARCH   , 2002
(TO PROSPECTUS DATED JULY 10, 2001)

                                $

                            [JOHN DEERE CREDIT LOGO]

                         JOHN DEERE CAPITAL CORPORATION

                        % GLOBAL NOTES DUE MARCH   , 2012

MATURITY

-  The Notes will mature on March   , 2012.

INTEREST

-  Interest on the Notes will be payable on March   and September   of each
   year, beginning September   , 2002.
-  Interest will accrue from March   , 2002.

REDEMPTION

- We cannot redeem the Notes prior to maturity, unless certain events occur involving United States taxation.

-  There will be no sinking fund.

DELIVERY

- The Notes will be delivered to you in book-entry-only form through the facilities of The Depository Trust Company, Clearstream Banking societe anonyme and Euroclear Bank S.A./N.V., as operator of the Euroclear System, on
   or about March   , 2002.

LISTING

- We have applied to have the Notes listed and traded on the Luxembourg Stock Exchange.

RANKING

- The Notes will be unsecured. The Notes will rank equally with all of John Deere Capital Corporation's (parent company only) existing and future senior debt.

THE COMPANY

- Our principal office is located at 1 East First Street, Reno, Nevada 89501. Our telephone number is (775) 786-5527.

UNDERWRITERS

- The Underwriters listed below will purchase the Notes from us on a firm commitment basis and offer them to you, subject to certain conditions.

     ----------------------------------------------------------------------

                                                              PER NOTE          TOTAL
                                                              --------          -----
Public offering price (1)...................................         %                  $
Underwriting discount.......................................         %                  $
Our proceeds before expenses................................         %                  $

------------------------
(1) Plus accrued interest from March   , 2002, if settlement occurs after that
    date.
     ----------------------------------------------------------------------

     Neither the Securities and Exchange Commission or any state securities commission nor the Luxembourg Stock Exchange has approved or disapproved of the Notes or determined that this prospectus supplement or the attached prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
     ----------------------------------------------------------------------

                          JOINT BOOK-RUNNING MANAGERS

JPMORGAN                                                    SALOMON SMITH BARNEY

    In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the attached prospectus. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it.

    John Deere Capital Corporation ("we" or "JDCC"), a wholly owned subsidiary of Deere & Company ("Deere"), is offering to sell the Notes only in places where offers and sales are permitted. Accordingly, this prospectus supplement and the accompanying prospectus are not an offer to sell the Notes, and we are not soliciting an offer to buy the Notes, in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make the particular offer or sale.

    You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than its respective date.

                               TABLE OF CONTENTS

                                         PAGE
        PROSPECTUS SUPPLEMENT          --------
Directors and Principal Executive
  Officers of JDCC...................     S-3
Selected Financial Data..............     S-4
Use of Proceeds......................     S-5
Capitalization.......................     S-5
Recent Developments..................     S-5
Description of the Notes.............     S-6
Certain European Union Tax
  Proposals..........................    S-12
Certain United States Tax
  Documentation Requirements.........    S-12
United States Taxation...............    S-13
Underwriting.........................    S-16
Legal Opinions.......................    S-18
General Information..................    S-18

             PROSPECTUS                  PAGE
                                         ----
Where You Can Find More Information..       2
The Capital Corporation..............       3
Use of Proceeds......................       4
Prospectus...........................       4
Prospectus Supplement................       4
Description of Debt Securities.......       5
Description of Debt Warrants.........      19
Description of Preferred Stock.......      21
Plan of Distribution.................      25
Legal Opinions.......................      26
Experts..............................      26

     ----------------------------------------------------------------------

    This prospectus supplement and the accompanying prospectus include information provided in order to comply with the rules governing the listing of securities on the Luxembourg Stock Exchange. We are responsible for the accuracy and completeness of the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. We confirm, after reasonable inquiry, that this prospectus supplement and the accompanying prospectus and the information incorporated by reference herein and therein include all information regarding us and the terms of the Notes that is material to investors in the Notes, that this information is true and accurate in all material respects and is not misleading in any material respect and that, to the best of our knowledge and belief, we have not omitted any other fact that would make any statement included or incorporated by reference in this prospectus supplement or the accompanying prospectus misleading in any material respect.

    The Luxembourg Stock Exchange takes no responsibility for the contents of this prospectus supplement and the accompanying prospectus, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this document or the accompanying prospectus.

    OFFERS AND SALES OF THE NOTES ARE SUBJECT TO RESTRICTIONS IN RELATION TO THE UNITED KINGDOM, GERMANY, THE NETHERLANDS AND JAPAN, DETAILS OF WHICH ARE SET OUT IN "UNDERWRITING" BELOW. THE DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS AND THE OFFERING OF THE NOTES IN CERTAIN OTHER JURISDICTIONS MAY ALSO BE RESTRICTED BY LAW. IF YOU POSSESS THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, YOU SHOULD FIND OUT ABOUT AND OBSERVE ALL OF THESE RESTRICTIONS.

               DIRECTORS AND PRINCIPAL EXECUTIVE OFFICERS OF JDCC

Robert W. Lane                       John J. Jenkins
Director, Chairman and               Director
Chief Executive Officer

Charles G. Dahl                      Nathan J. Jones
Vice President and Controller        Director, Senior Vice
                                     President and
                                     Principal Financial
                                     Officer

James W. Eiler                       Pierre E. Leroy
Director and Senior Vice President   Director

David C. Everitt                     H.J. Markley
Director                             Director

Timothy V. Haight                    Michael P. Orr
Vice President and Chief Counsel     Director and Senior
                                     Vice President

James R. Heseman                     Stephen Pullin
Senior Vice President                Director and Senior
                                     Vice President

James A. Israel                      Lawrence W. Sidwell
Director and Senior Vice President   Senior Vice President

James R. Jabanoski                   Jon D. Volkert
Vice President and Treasurer         Director and President

    Each of the above-named persons is a full-time employee of Deere or us.

                            SELECTED FINANCIAL DATA

    The following are selected financial data of us and our consolidated subsidiaries. Results for the fiscal years 1997 through 2001 and as of the end of each such fiscal year are derived from our audited financial statements and the related notes. Results for the three-month periods ended January 31, 2002 and 2001 are unaudited but include all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of the results of operations for these periods. Results for the three months ended January 31, 2002 are not necessarily indicative of the results that may be expected for the full year. This summary should be read in conjunction with the detailed information and consolidated financial statements, including notes thereto, and management's discussion and analysis in the documents incorporated herein by reference. See "Where You Can Find More Information" in the accompanying prospectus.

                         THREE MONTHS ENDED
                            JANUARY 31,                       YEAR ENDED OCTOBER 31,
                        --------------------   -----------------------------------------------------
                          2002        2001       2001        2000       1999       1998       1997
                        ---------   --------   ---------   --------   --------   --------   --------
                            (UNAUDITED)
                                                   (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA:
  Total revenue.......  $   348.9   $  303.5   $ 1,215.7   $1,105.9   $  958.9   $  887.1   $  754.3
  Interest expense....       97.6      123.4       453.4      440.2      361.0      368.4      326.9
  Total operating
    expenses..........      139.3      113.9       516.6      448.9      362.2      285.2      216.2
  Income before income
    taxes.............      112.0       66.2       245.7      216.8      235.7      233.5      211.2
  Net income..........       71.9       44.5       157.8      140.8      153.3      151.2      135.8

BALANCE SHEET DATA (AT
  END OF PERIOD):
  Total receivables
    and
    leases-net(1).....  $ 9,978.2   $7,825.6   $11,790.2   $8,515.4   $7,147.4   $6,446.4   $6,217.2
  Total assets(1).....   11,372.9    8,632.9    12,926.5    9,038.0    7,505.3    6,866.4    6,659.1
  Short-term
    borrowings........    5,151.5    3,463.8     6,523.5    4,742.7    3,526.4    3,417.2    3,386.7
  Long-term
    borrowings........    3,671.9    3,277.9     3,858.8    2,586.8    2,501.1    2,099.2    2,082.9
  Stockholder's
    equity(2).........    1,854.8    1,133.4     1,906.6    1,108.1      997.7      918.4      817.8

RATIO OF EARNINGS TO
  FIXED CHARGES(3)....       2.13       1.53        1.53       1.48       1.64       1.63       1.64

------------------------

(1) In October 2001, Deere Capital, Inc., a subsidiary of JDCC, purchased
    $2.2 billion of trade receivables from Deere and its subsidiaries. During the first quarter of 2002, a significant portion of newly originated trade receivables were purchased from Deere and its subsidiaries.

(2) During fiscal year 2001, Deere increased by $700 million its investment in John Deere Credit Company, which in turn increased its investment in JDCC by the same amount.

(3) Earnings consist of income before income taxes, the cumulative effect of changes in accounting and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt discount and expense, an estimated amount of rental expense under capitalized leases that is deemed to be representative of the interest factor and rental expense under operating leases. Under the terms of certain credit agreements, we are required to maintain our consolidated ratio of earnings before fixed charges to fixed charges at no less than 1.05 to 1 for each fiscal quarter.

                                USE OF PROCEEDS

    We expect to use the net proceeds from the sale of the Notes to reduce the amount of our U.S. commercial paper. Before then, we may invest proceeds in short-term securities. On February 28, 2002, we had outstanding
$1,828.4 million of U.S. commercial paper. This commercial paper bore interest at discount rates ranging from 1.58% to 2.72% per annum and had a weighted average maturity of 28.6 days. We will continue to incur short-term debt, primarily by issuing commercial paper, to finance our current operations.

                                 CAPITALIZATION

    The following table sets forth our consolidated capitalization at January 31, 2002 on an historical basis, and as adjusted to give effect to our sale of the Notes offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds".

                                                                AT JANUARY 31, 2002
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              ---------   -----------
                                                                   (IN MILLIONS)
SHORT-TERM DEBT
  Commercial paper..........................................  $ 2,430.9    $
  Extendible commercial notes and other notes payable.......       27.6         27.6
  Current maturities of long-term borrowings................    2,693.0      2,693.0
                                                              ---------    ---------
        Total short-term debt...............................  $ 5,151.5    $
                                                              =========    =========

LONG-TERM DEBT (EXCLUDING CURRENT MATURITIES)
  Senior debt...............................................  $ 3,521.9    $ 3,521.9
  Notes offered hereby......................................         --
  Subordinated debt.........................................      150.0        150.0
                                                              ---------    ---------
        Total long-term debt................................    3,671.9
                                                              ---------    ---------

STOCKHOLDER'S EQUITY
  Common stock(1)...........................................      812.8        812.8
  Retained earnings.........................................    1,095.2      1,095.2
  Accumulated other comprehensive income (loss).............      (53.2)       (53.2)
                                                              ---------    ---------
        Total stockholder's equity..........................    1,854.8      1,854.8
                                                              ---------    ---------
          Total capitalization..............................  $ 5,526.7    $
                                                              =========    =========

------------------------

(1) All of JDCC's common stock is owned by John Deere Credit Company, a wholly owned finance holding subsidiary of Deere. During fiscal year 2001, Deere increased by $700 million its investment in John Deere Credit Company, which in turn increased its investment in JDCC by the same amount.

    Except as set forth herein or in the documents incorporated by reference herein, there has been no material change in our capitalization since January 31, 2002.

                              RECENT DEVELOPMENTS

    The short-term and long-term debt ratings assigned to JDCC's debt securities by Moody's Investors Service, Inc., Standard & Poor's and Fitch Ratings are investment grade ratings. On March 11, 2002, Standard & Poor's placed its A long-term and A-1 short-term ratings on JDCC's debt securities on CreditWatch with negative implications. On February 15, 2002, Moody's lowered JDCC's long-term and short-term debt ratings to A3 and Prime-2, respectively, from A2 and Prime-1. Moody's assigned a stable outlook as part of this rating action. On September 28, 2001, Fitch Ratings placed a negative outlook on its A long-term and F1 short-term ratings on JDCC's debt securities.

                            DESCRIPTION OF THE NOTES

    The Notes will be senior debt issued under the Indenture dated as of March 15, 1997 (the "Senior Indenture") between us and JPMorgan Chase Bank (formerly The Chase Manhattan Bank), Senior Trustee. Information about the Senior Indenture and the general terms and provisions of the Notes is in the accompanying prospectus under "Description of Debt Securities".

    We may, without the consent of the Note holders, issue additional Notes having the same ranking and the same interest rate, maturity and other terms as the Notes. Any additional Notes and the Notes will constitute a single series under the Senior Indenture. No additional Notes may be issued if an Event of Default has occurred and is continuing with respect to the Notes.

    In the accompanying prospectus, there is a section called "Description of Debt Securities--Defeasance". This section has provisions on the defeasance and covenant defeasance of securities issued under the Senior Indenture. These provisions will apply to the Notes.

    The Notes will be issued only in book-entry form as one or more Notes deposited with the Senior Trustee as custodian for, and registered in the name of the nominee of, The Depository Trust Company ("DTC"), as depositary, which, in the case of Notes sold to investors outside the United States, will be for the accounts of Euroclear and Clearstream Luxembourg. Beneficial interests in book-entry Notes will be shown on, and transfers of the Notes will be made only through, records maintained by DTC and its participants. See "Book Entry, Delivery and Form" below and "Description of Debt Securities--Global Securities" in the accompanying prospectus.

PAYMENT OF PRINCIPAL AND INTEREST

    The Notes will mature on March   , 2012.

    The interest rate on the Notes will be     % per annum. We will pay interest
in arrears on March   and September   of each year, beginning September   ,
2002. Interest will accrue from March   , 2002 or from the most recent interest
payment date to which we have paid or provided for the payment of interest to the next interest payment date or the scheduled maturity date, as the case may be. We will pay interest computed on the basis of a 360-day year of twelve 30-day months.

    We will pay interest on the Notes on any interest payment date in immediately available funds to the persons in whose names the Notes are registered at the close of business on the 15th day preceding that particular interest payment date. At maturity or any earlier redemption, we will pay the principal of (and, in the case of any earlier redemption, any accrued interest on) the Notes in immediately available funds upon delivery of the Notes to the Senior Trustee.

    If an interest payment date or the maturity or an earlier redemption date is not a "business day", we will pay interest or principal, as the case may be, on the next succeeding business day, but will not pay additional interest. The term "business day" means any day other than a Saturday or Sunday or a day on which applicable law authorizes or requires banking institutions in The City of New York to close.

REDEMPTION

    The Notes are not subject to redemption prior to maturity unless certain events occur involving United States taxation. If any of these special tax events do occur, we may, at our option, redeem the Notes, in whole but not in part, at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the date of redemption. See "Redemption for Tax Reasons" below.

    The Note holders will not have the right to require us to redeem the Notes before their scheduled maturity. We will not make any sinking fund payments.

PAYMENT OF ADDITIONAL AMOUNTS

    We will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes, such additional amounts as are necessary in order that the net payment by us or a paying agent of the principal of and interest on the Notes to a holder who is a non-United States person (as defined below), after deduction for any present or future tax, assessment or other governmental charge of the United States or a political subdivision or taxing authority thereof or therein imposed by withholding with respect to the payment, will not be less than the amount provided in the Notes to be then due and payable, provided, however, that the foregoing obligation to pay additional amounts will not apply:

    (1) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, partner, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

       (a) being or having been present or engaged in a trade or business in the United States or having had a permanent establishment in the United States;

       (b) having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

       (c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid U.S. federal income tax;

       (d) being or having been a "10-percent shareholder" of ours as defined in
           Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended, or any successor provision; or

       (e) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

    (2) to any holder that is not the sole beneficial owner of a Note, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount, had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

    (3) to any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States, or otherwise with respect to the status, of the holder or beneficial owner of such Note (or any beneficiary, settlor, beneficial owner or member thereof), if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party, or by any official interpretation or ruling promulgated pursuant to any of the foregoing, as a precondition to exemption from such tax, assessment or other governmental charge;

    (4) to any tax, assessment or other governmental charge that is imposed, other than by withholding by us or a paying agent, from the payment;

    (5) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective after the payment becomes due or is duly provided for, whichever occurs later;

    (6) to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

    (7) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by any other paying agent; or

    (8) in the case of any combination of items (1), (2), (3), (4), (5), (6) and
       (7).

    The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading "Payment of Additional Amounts", and under the heading "Redemption for Tax Reasons", we will not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein due and owing with respect to the Notes. In this regard, holders should be aware that the European Union is currently considering proposals for a new directive regarding the taxation of savings income as described below under "Certain European Union Tax Proposals". In the event that such European Union directive were adopted and a withholding tax were imposed thereunder, we will have no obligation to pay any additional amounts in respect of such tax or to indemnify a holder for such tax.

    As used under this heading "Payment of Additional Amounts", and under the headings "Redemption for Tax Reasons", "Certain United States Tax Documentation Requirements" and "United States Taxation", the terms "United States" and "U.S." mean the United States of America (including the states and the District of Columbia) and the term "United States person" means any individual who is a citizen or resident of the United States, a corporation, partnership (or any other entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), any estate, the income of which is subject to U.S. federal income taxation regardless of its source, or any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to that date that elect to continue to be treated as United States persons, will also be United States persons. "Non-United States person" means a person who is not a United States person.

REDEMPTION FOR TAX REASONS

    If:

    (a) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendment to, an official position regarding the application or interpretation of these laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, we become or will become obligated to pay additional amounts with respect to the Notes as described herein under the heading "Payment of Additional Amounts" or

    (b) any act is taken by a taxing authority of the United States on or after the date of this prospectus supplement, whether or not such act is taken with respect to us or our affiliates, that results in a substantial probability that we will or may be required to pay such additional amounts, then we may, at our option, redeem, as a whole, but not in part, the Notes on not less than 30 nor more than 60 days' prior written notice, at a redemption price equal to 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption, except that we will pay interest due on any interest payment date that occurs on or before a redemption date to the registered holders on the record date preceding that particular interest payment date.

    No redemption pursuant to (b) above may be made unless we have received a written opinion of independent counsel selected by us to the effect that an act taken by a taxing authority of the United States results in a substantial probability that we will or may be required to pay the additional amounts described herein under the heading "Payment of Additional Amounts" and we have delivered to the Senior Trustee a certificate, signed by a duly authorized officer, stating that based on such opinion we are entitled to redeem the Notes pursuant to their terms.

BOOK ENTRY, DELIVERY AND FORM

    The Notes will be issued in one or more fully registered global securities which will be deposited with, or on behalf of, DTC, New York, New York and registered in the name of Cede & Co., DTC's nominee. We will not issue Notes in certificated form except under certain limited circumstances described in the accompanying prospectus. Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC (the "DTC participants"). Investors may elect to hold interests in the global securities through either DTC (in the United States), or Clearstream Banking societe anonyme ("Clearstream Luxembourg"), or Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), if they are participants in those systems, or indirectly through organizations that are participants in those systems. Reference is made to "Description of Debt Securities--Global Securities" in the accompanying prospectus.

    Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold these interests in customers' securities accounts in the depositaries' names on the books of DTC. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream Luxembourg, and JPMorgan Chase Bank acts as U.S. depositary for Euroclear (each, a "U.S. depositary"). Beneficial interests in the global securities will be held in denominations of $1,000 and integral multiples thereof. Except as set forth below or in the accompanying prospectus, the global securities may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

    Clearstream Luxembourg has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations ("Clearstream participants") and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters in this offering or their affiliates. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream participant, either directly or indirectly.

    Distributions with respect to Notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream Luxembourg.

    Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear participants") and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., as operator of the Euroclear System (the "Euroclear operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters in this offering or their affiliates. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

    Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of, or relationship with, persons holding through Euroclear participants.

    Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

    In the event certificated Notes are issued in the limited circumstances described in the accompanying prospectus, the holders of certificated Notes will be able to receive payments of principal of and interest on their Notes at the office of the paying agent maintained in the Borough of Manhattan, and, if the Notes are listed on the Luxembourg Stock Exchange, at the offices of the paying agent in Luxembourg. Payment of principal of a certificated Note may be made only against surrender of the Note to one of the paying agents. We have the option, however, of making payments of interest on certificated Notes on an interest payment date by mailing checks to the address of the holder appearing in the security register maintained by the registrar.

    The paying agent in the Borough of Manhattan is currently the corporate trust office of JPMorgan Chase Bank, located at 450 West 33rd Street, New York, New York 10001. The paying agent and transfer agent in Luxembourg is J.P. Morgan Bank Luxembourg S.A., currently located at 5, Rue Plaetis, L-2338 Luxembourg, Grand Duche de Luxembourg. Any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg. See "Notices" below. We may appoint a co-paying agent in another European jurisdiction.

    In the event certificated Notes are issued, the holders of certificated Notes will be able to transfer their Notes, in whole or in part, by surrendering the Notes for registration of transfer at the office of JPMorgan Chase Bank and, so long as Notes are listed on the Luxembourg Stock Exchange, at the offices of the paying agent in Luxembourg, duly endorsed by or accompanied by a written instrument of transfer in form satisfactory to us and the securities registrar. A form of such instrument of transfer will be obtainable at the offices of JPMorgan Chase Bank and the Luxembourg paying agent. Upon surrender, we will execute, and the Senior Trustee will authenticate and deliver, new Notes to the designated transferee in the amount being transferred, and a new Note for any amount not being transferred will be issued to the transferor. We will not charge any fee for the registration of transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other government charge payable in connection with the transfer. Any certificated Notes will be issued in denominations of $1,000 and amounts that are multiples of $1,000.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

    Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds using DTC's Same Day Funds Settlement System. Secondary market trading between Clearstream participants and Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

    Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected within DTC in accordance with DTC's rules on behalf of the relevant European international clearing system by its U.S. depositary; however, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving Notes at DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

    Because of time-zone differences, credits of Notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. These credits, or any transactions in the Notes settled during such processing, will be reported to the relevant Euroclear participants or Clearstream participants on that business day. Cash received at Clearstream or Euroclear as a result of sales of Notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement at DTC.

    Although DTC, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

GOVERNING LAW

    The Notes will be governed by and construed in accordance with the laws of the State of New York.

NOTICES

    Notices to holders of the Notes will be made by first-class mail, postage prepaid, to the addresses that appear on the security register maintained by the registrar. So long as the Notes are listed on the Luxembourg Stock Exchange, notices will also be made by publication in an authorized newspaper in Luxembourg, which is expected to be the LUXEMBURGER WORT. Any notice will be deemed to have been given on the date of publication or, if published more than once, on the date of the first publication.

                      CERTAIN EUROPEAN UNION TAX PROPOSALS

    The European Union is currently considering proposals for a new directive regarding the taxation of savings income. Subject to a number of important conditions being met, it is proposed that a member state of the EU will be required to provide to the tax authorities of another member state details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in that other member state, subject to the right of certain member states to opt instead for a withholding system for a transitional period in relation to such payments.

              CERTAIN UNITED STATES TAX DOCUMENTATION REQUIREMENTS

    A beneficial owner of a Note who is not a United States person (a "non-United States holder") will generally be subject to United States federal withholding tax of 30% on payments of interest on the Notes unless one of the following steps is taken to obtain an exemption from or reduction of the tax:

    EXEMPTION OR REDUCED RATE FOR NON-UNITED STATES HOLDERS, OTHER THAN NON-UNITED STATES HOLDERS THAT CONDUCT A TRADE OR BUSINESS IN THE UNITED STATES TO WHICH INTEREST ON THE NOTES IS EFFECTIVELY CONNECTED (IRS FORM W-8BEN). A non-United States holder can obtain an exemption from the withholding tax by providing a properly completed IRS Form W-8BEN, provided that either (i) it is entitled to the benefits of an income tax treaty to which the United States is a party (which treaty exempts interest on the Notes received by it from United States withholding tax) or (ii) it is not related to Deere or JDCC through stock ownership as described in clauses (x)(a) and (b) of Paragraph (i) under "United States Taxation--Non-United States Holders". In addition, a non-United States partnership holding a Note will be required to provide an IRS Form W-8IMY and, unless it has entered into a withholding agreement with the IRS, to attach an appropriate certification obtained from each of its partners.

    EXEMPTION FOR NON-UNITED STATES HOLDERS THAT CONDUCT A TRADE OR BUSINESS IN THE UNITED STATES TO WHICH INTEREST ON THE NOTES IS EFFECTIVELY CONNECTED (IRS FORM W-8ECI). A non-United States holder, including a non-United States corporation or bank with a United States branch, that conducts a trade or business in the United States to which interest income on a Note is effectively connected, can obtain an exemption from the withholding tax by providing a properly completed IRS Form W-8ECI.

    UNITED STATES FEDERAL INCOME TAX REPORTING PROCEDURE. A non-United States holder of a Note is required to submit the appropriate IRS Form under applicable procedures to the person through which the owner directly holds the Note. For example, if the beneficial owner is listed directly on the books of Euroclear or Clearstream Luxembourg as the holder of the Note, the IRS Form must be provided to Euroclear or Clearstream Luxembourg, as the case may be. Each other person through which a Note is held must submit, on behalf of the beneficial owner, the IRS Form (or in certain cases a copy thereof) under applicable procedures to the person through which it holds the Note, until the IRS Form is received by the United States person who would otherwise be required to withhold United States federal income tax from interest on the Note. For example, in the case of Notes held through Euroclear or Clearstream Luxembourg, the IRS Form (or a copy thereof) must be received by the U.S. Depositary of such clearing agency. Applicable procedures include additional certification requirements, described in clause (x)(c)(B) of Paragraph (i) under "United States Taxation--Non-United States Holders", if a beneficial owner of the Note provides an IRS Form W-8BEN to a securities clearing organization, bank or other financial institution that holds the Note on its behalf.

    Each non-United States holder of a Note should be aware that if it does not properly provide the required IRS form, or if the IRS form (or, if permissible, a copy of the form) is not properly transmitted to and received by the United States person otherwise required to withhold United States federal income tax, interest on the Note may be subject to United States withholding tax at a 30% rate and the holder (including the beneficial owner) will not be entitled to any additional amounts from us described under the heading "Description of Notes--Payment of Additional Amounts" with respect to such tax. Such tax, however, may in certain circumstances be allowed as a refund or as a credit against such holder's United States federal income tax. The foregoing does not deal with all aspects of United States federal tax withholding that may be relevant to foreign holders of the Notes.

                             UNITED STATES TAXATION

    In the opinion of Shearman & Sterling, special tax counsel to Deere and JDCC, the following summary describes certain material United States federal tax consequences of the acquisition, ownership and disposition of the Notes by beneficial owners of Notes who purchased the Notes in the initial offering at the initial offering price to the public, subject to the limitations stated herein. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof, all of which may be repealed, revoked or modified so as to result in federal tax consequences different from those described below. Such changes could be applied retroactively in a manner that could adversely affect holders of the Notes. It is therefore possible that the consequences of the acquisition, ownership and disposition of the Notes may differ from the treatment described below.

    This summary is for general information only and does not address all aspects of United States federal taxation that may be relevant to holders of the Notes in light of their particular circumstances, and it does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Prospective holders are urged to consult their own tax advisors as to the particular tax consequences to them of acquiring, holding or disposing of the Notes.

UNITED STATES HOLDERS

    The following summary is limited to beneficial owners of Notes who are United States persons ("United States holders") and who will hold the Notes as capital assets within the meaning of section 1221 of the Code and does not deal with holders that may be subject to special tax rules (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, holders whose functional currency is not the United States dollar or holders who will hold the Notes as a hedge against currency risks or as part of a straddle, synthetic security, conversion transaction or other integrated investment comprised of the Notes and one or more other investments).

    INTEREST. Interest paid with respect to the Notes will generally be taxable to a United States holder as ordinary income at the time accrued or received, in accordance with such United States holder's method of accounting for United States federal income tax purposes.

    DISPOSITIONS. Upon the sale, exchange, redemption, retirement or other disposition of a Note, a United States holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption, retirement or other disposition (except to the extent of accrued but unpaid interest, which will be taxable as such) and such holder's adjusted tax basis in the Note. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if a United States holder has held the Note for more than one year.

NON-UNITED STATES HOLDERS

    Under United States federal income and estate tax law, and subject to the discussion of backup withholding below:

         (i) payments of principal and interest on a Note that is beneficially owned by a non-United States holder will not be subject to United States federal withholding tax; provided that in the case of interest,
    (x) (a) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Deere or JDCC entitled to vote, (b) the holder is not a controlled foreign corporation that is related, directly or indirectly, to Deere or JDCC through stock ownership, and (c) either (A) the holder of the Note certifies on IRS
    Form W-8BEN to the person otherwise required to withhold United States federal income tax from such interest, under penalities of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the holder and furnishes the payor with a copy thereof; (y) the holder is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and the holder of the Note or such owner's agent provides an IRS Form W-8BEN claiming the exemption; or
    (z) the holder conducts a trade or business in the United States to which the interest is effectively connected and the holder of the Note or such owner's agent provides an IRS Form W-8ECI; provided that in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false;

        (ii) a non-United States holder will not be subject to United States federal income or withholding tax on any gain realized on the sale, exchange or redemption of a Note unless the gain is effectively connected with the holder's trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or redemption occurs and certain other conditions are met; and

        (iii) a Note owned by an individual who at the time of death is not a citizen or resident of the United States as determined for United States estate tax purposes will not be subject to United States federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Deere or JDCC, entitled to vote, and the income on the Note would not have been effectively connected with a U.S. trade or business of the individual.

    If a beneficial owner or holder of a Note is a non-United States partnership, the non-United States partnership will be required to provide an IRS Form W-8IMY and, unless it has entered into a withholding agreement with the IRS, to attach an appropriate certification obtained from each of its partners.

    Interest on a Note that is effectively connected with the conduct of a trade or business in the United States by a non-United States holder, although exempt from United States withholding tax, may be subject to United States income tax as if such interest was earned by a United States person, plus an additional branch profits tax if such holder is a foreign corporation.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    In general, information reporting requirements will apply to certain payments of principal and interest made on a Note and the proceeds of the sale of a Note within the United States to non-corporate holders of the Notes, and "backup withholding" at the applicable rate will apply to these payments if the holder fails to provide an accurate taxpayer identification number in the manner required or to report all interest and dividends required to be shown on its federal income tax returns.

    Information reporting on IRS Form 1099 and backup withholding will not apply to payments made by us on the Notes, or by a paying agent to a non-United States person on a Note if, in the case of interest, the IRS Form described in clause
(y) or (z) in Paragraph (i) under "Non-United States Holders" above has been provided under applicable procedures, or, in the case of interest or principal, the certification described in clause (x)(c) in Paragraph (i) under "Non-United States Holders" above and a certification that the beneficial owner satisfies certain other conditions, have been supplied under applicable procedures, provided that the payor does not have actual knowledge that the certifications are incorrect.

    Payments of the proceeds from the sale of a Note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting may apply if the broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, a foreign partnership with specific connections to the United States, or, a United States branch of a foreign bank or foreign insurance company. Payments of the proceeds from the sale of a Note to or through the United States office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

    Backup withholding is not a separate tax, but is allowed as a refund or credit against the holder's United States federal income tax, provided the necessary information is timely furnished to the Internal Revenue Service.

    Interest on a Note that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042S, which must be filed with the Internal Revenue Service and furnished to such beneficial owner.

                                  UNDERWRITING

    We and the Underwriters have entered into an Underwriting Agreement dated the date of this prospectus supplement relating to the offering and sale of the Notes. In the Underwriting Agreement, we have agreed to sell to each Underwriter, and each Underwriter has agreed to purchase from us, the principal amount of Notes that appears opposite its name in the table below. The obligations of the Underwriters under the Underwriting Agreement, including their agreement to purchase Notes from us, are several and not joint. Those obligations are also subject to the satisfaction of certain conditions contained in the Underwriting Agreement. The Underwriters have agreed to purchase all of the Notes if any of them are purchased.

                                                                PRINCIPAL
                                                                  AMOUNT
UNDERWRITER                                                     ---------
J.P. Morgan Securities Inc..........................  $
Salomon Smith Barney Inc............................
                                                      ------------------------------
          Total.....................................  $
                                                      ==============================

    The Underwriters have advised us that they propose to offer the Notes to the public initially at the public offering price that appears on the cover page of this prospectus supplement. The Underwriters may offer the Notes to selected
dealers at the public offering price minus a selling concession of up to     %
of the principal amount. In addition, the Underwriters may allow, and those
selected dealers may reallow, a selling concession of up to     % of the
principal amount to certain other dealers. After the initial public offering, the Underwriters may change the public offering price and any other selling terms.

    In the Underwriting Agreement, we have agreed that:

    - we will pay the printing, rating agency, trustee, legal, accounting, listing fee and other expenses related to this offering, which we estimate will be $500,000; and

    - we will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments that the Underwriters may be required to make in respect of those liabilities.

    The Notes are a new issue of securities, and there is currently no established trading market for the Notes. We have applied for listing of the Notes on the Luxembourg Stock Exchange. The Underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so. The Underwriters may discontinue any market making in the Notes at any time in their sole discretion. Accordingly, we cannot assure you that any trading market will develop for the Notes, that, if one develops, it will be liquid, that you will be able to sell your Notes at a particular time or at all, or that the prices that you receive if and when you sell will be favorable.

    In connection with the offering of the Notes, the Underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which creates a short position for the Underwriters. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If the Underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

    We and the Underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described in the preceding paragraph may have on the price of the Notes. In addition, we and the Underwriters make no representation that the Underwriters will engage in those types of transactions or that those transactions, once commenced, will not be discontinued without notice.

    Each Underwriter has represented and agreed that (a) it has not offered or sold and, prior to the expiration of the period of six months from the closing date for the issue of the Notes, will not offer or sell any Notes to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom, within the meaning of the Public Offers of Securities Regulations 1995,
(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of any Notes in circumstances which section 21(1) of the FSMA does not apply to JDCC, and (c) it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

    Each Underwriter has acknowledged that offers and sales of the Notes in Germany are subject to the restrictions provided in the German Securities Prospectus Act (WERTPAPIER-VERKAUFSPROSPEKTGESETZ) with respect to Euro-securities (EURO-WERTPAPIERE); in particular, the Notes may not be offered in Germany by way of public promotion.

    Each Underwriter has represented and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in The Netherlands any Notes other than to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises) or otherwise in compliance with any other applicable laws or regulations of The Netherlands.

    Each of the Underwriters has agreed that it has not directly or indirectly offered or sold, and it will not directly or indirectly offer or sell, any Notes in Japan or for the benefit of any resident of Japan (which term as used in this paragraph means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, regulations and guidelines of Japan.

    J.P. Morgan Securities Inc. ("JPMorgan") will make the Notes available for distribution on the Internet through a proprietary web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between JPMorgan and its customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from JPMorgan based on transactions JPMorgan conducts through the system. JPMorgan will make the Notes available to its customers through Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

    In the ordinary course of their respective businesses, the Underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates. They have received customary fees and commissions for these transactions.
Antonio Madero B., a director of Deere & Company, is a member of the International Advisory Council of J.P. Morgan Chase & Co., the parent of JPMorgan Chase Bank (the Senior Trustee), which are affiliates of JPMorgan.

                                 LEGAL OPINIONS

    The validity of the Notes will be passed upon for us by Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022. Sidley Austin Brown & Wood LLP, 875 Third Avenue, New York, New York 10022, will act as counsel to the Underwriters.

                              GENERAL INFORMATION

    Application has been made to list the Notes on the Luxembourg Stock Exchange. In connection with the listing application, our certificate of incorporation and by-laws and a legal notice relating to the issuance of the Notes have been deposited prior to listing with GREFFIER EN CHEF DU TRIBUNAL D'ARRONDISSEMENT DE ET A LUXEMBOURG, where copies thereof may be obtained upon request. Copies of the above documents together with this prospectus supplement, the accompanying prospectus, the Senior Indenture and our current annual and quarterly reports, as well as all our future annual reports and quarterly reports, so long as any of the Notes are outstanding, will be made available for inspection at the main office of Banque Generale du Luxembourg S.A. in Luxembourg. In addition, copies of this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in them and the annual reports and quarterly reports of JDCC may be obtained free of charge at such office.

    The fiscal year-end financial statements that are incorporated in this prospectus supplement and accompanying prospectus by reference have been audited by Deloitte & Touche LLP ("D&T"), Two Prudential Plaza, 180 North Stetson Avenue, Chicago, Illinois 60601-6710, independent certified public accountants, to the extent indicated in their reports therein, and have been so incorporated in reliance upon the reports of that firm, given on their authority as experts in accounting and auditing.

    D&T has given and not withdrawn its written consent to the incorporation by reference of its report dated November 20, 2001 on JDCC's audited financial statements for the fiscal year ended October 31, 2001.

    Other than as disclosed or contemplated herein, in the accompanying prospectus or in the documents incorporated in them by reference, there has been no material adverse change in our financial position since January 31, 2002. See "Capitalization".

    None of JDCC or any of its subsidiaries is involved in litigation, arbitration or administrative proceedings relating to claims or amounts that are material in the context of the offering and sale of the Notes and JDCC is not aware of any such threatened litigation, arbitration or administrative proceedings.

    JDCC accepts responsibility for the information contained in this prospectus supplement and accompanying prospectus.

    Resolutions relating to the issue and sale of the Notes were adopted by the Board of Directors of JDCC on December 7, 2000.

    The Notes have been accepted for clearance through Euroclear and Clearstream
Luxembourg with a common code of     . The Notes have been assigned
International Securities Identification Number (ISIN)       and CUSIP
No.       .

JOHN DEERE CAPITAL CORPORATION
-------------------------------

By this prospectus, we offer up to
$3,850,850,000 of--

DEBT SECURITIES
WARRANTS TO PURCHASE DEBT SECURITIES
PREFERRED STOCK

                       ---------------------------------

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

                Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                ------------------------------------------------

                            [JOHN DEERE CREDIT LOGO]

                  The date of this prospectus is July 10, 2001

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 and in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Some of our debt securities are listed on the New York Stock Exchange and information about us also is available at this location.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of the particular securities covered by a prospectus supplement has been completed. This prospectus is part of a registration statement filed with the SEC.

    - Annual Report on Form 10-K for the year ended October 31, 2000.

    - Quarterly Reports on Form 10-Q for the quarters ended January 31, 2001 and April 30, 2001.

    - Current Reports on Form 8-K dated November 21, 2000, February 13, 2001 and May 15, 2001.

    You may obtain a copy of these filings at no cost, by writing or telephoning us at the following address:

    John Deere Capital Corporation
    1 East First Street, Suite 600
    Reno, Nevada 89501
    Attn: Manager
    (775) 786-5527

    You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different or additional information. This prospectus is an offer to sell or to buy only the securities referred to herein, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date hereof.

                            THE CAPITAL CORPORATION

    The principal business of John Deere Capital Corporation (Capital Corporation) and its subsidiaries is providing and administering financing for retail purchases of new and used equipment manufactured by Deere & Company's agricultural, commercial and consumer, and construction and forestry equipment divisions. We purchase retail installment sales and loan contracts (retail notes) from Deere & Company and its wholly-owned subsidiaries (collectively called John Deere). John Deere acquires these retail notes through John Deere retail dealers. We also purchase and finance certain agricultural, construction, and lawn and grounds care retail notes unrelated to John Deere. In addition, we purchase and finance recreational product retail notes acquired from dealers. We also lease equipment to retail customers, finance and service revolving charge accounts and operating loans acquired from and offered through merchants or farm input providers in the agricultural, construction, and lawn and grounds care markets as well as insured international export financing products, and provide wholesale financing for inventories of John Deere engines and John Deere agricultural and John Deere construction equipment owned by dealers of those products.

    The Capital Corporation was incorporated under the laws of Delaware and commenced operations in 1958. At January 1, 2001, we had 1,364 full-time and part-time employees.

BUSINESS OF JOHN DEERE

    John Deere's operations are categorized into four major business segments:

    John Deere's worldwide AGRICULTURAL EQUIPMENT segment manufactures and distributes a full line of farm equipment--including tractors; combine, cotton, and sugarcane harvesters; tillage, seeding and soil preparation machinery; sprayers; hay and forage equipment; materials handling equipment; and integrated precision farming technology.

    John Deere's worldwide COMMERCIAL AND CONSUMER EQUIPMENT segment manufactures and distributes equipment for commercial and residential uses--including small tractors for lawn, garden, commercial and utility purposes; riding and walk-behind mowers; golf course equipment; snowblowers; handheld products such as chain saws, string trimmers and leaf blowers; skid-steer loaders; utility vehicles; and other outdoor power products.

    John Deere's worldwide CONSTRUCTION AND FORESTRY EQUIPMENT segment manufactures and distributes a broad range of machines used in construction, earthmoving, material handling and timber harvesting--including backhoe loaders; crawler dozers and loaders; four-wheel-drive loaders; excavators; motor graders; articulated dump trucks; forklifts; landscape loaders; and log skidders, feller bunchers, loaders, forwarders, harvesters and related attachments.

    The products produced by the equipment segments are marketed primarily through retail dealer networks and major retail outlets.

    John Deere's CREDIT segment primarily includes the operations of the Capital Corporation, John Deere Credit Company and John Deere Credit Inc. (Canada), and primarily finances sales and leases by John Deere dealers of new and used equipment and sales by non-Deere dealers of recreational products. In addition, it provides wholesale financing to dealers of the foregoing equipment, provides operating loans and finances retail revolving charge accounts.

                                USE OF PROCEEDS

    Except as may be described otherwise in a prospectus supplement, we will add the net proceeds from the sale of the securities under this prospectus to our general funds and will use them for working capital and other general corporate purposes, including, among other things, the purchase of receivables or other assets. The net proceeds may be applied initially to the reduction of short-term indebtedness.

                                   PROSPECTUS

    This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the following securities in one or more offerings up to a total dollar amount of $3,850,850,000, or the equivalent thereof if any of the securities are denominated in a currency, currency unit or composite currency ("currency") other than the U.S. dollar:

    - unsecured debt securities ("debt securities"), which may be either senior (the "senior securities") or subordinated (the "subordinated securities");

    - warrants to purchase debt securities ("debt warrants"); or

    - shares of our preferred stock ("preferred stock").

The terms of the securities will be determined at the time of offering.

    We will refer to the debt securities, debt warrants and preferred stock, or any combination of those securities, proposed to be sold under this prospectus and the applicable prospectus supplement as the "offered securities". The offered securities, together with any debt securities and preferred stock issuable upon exercise of debt warrants or conversion or exchange of other offered securities, as applicable, will be referred to as the "securities".

                             PROSPECTUS SUPPLEMENT

    This prospectus provides you with a general description of the debt securities, warrants to purchase debt securities and preferred stock we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information".

    The prospectus supplement to be attached to the front of this prospectus will describe: the terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of these securities.

    For more detail on the terms of the securities, you should read the exhibits filed with or incorporated by reference in our registration statement.

                         DESCRIPTION OF DEBT SECURITIES

    We may issue debt securities in one or more distinct series. This section summarizes the material terms of the debt securities that are common to all series. Most of the financial terms and other specific material terms of any series of debt securities that we offer will be described in a prospectus supplement to be attached to the front of this prospectus. Furthermore, since the terms of specific debt securities may differ from the general information we have provided below, you should rely on information in the prospectus supplement that contradicts different information below.

    As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an "indenture". An indenture is a contract between us and a financial institution acting as trustee on your behalf. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described in the second paragraph under "Events of Default--Remedies if an Event of Default Occurs". Second, the trustee performs certain administrative duties for us.

    Senior securities will be issued under an indenture dated as of March 15, 1997, as supplemented from time to time (the "senior indenture"), between us and The Chase Manhattan Bank, trustee (the "senior trustee"), and subordinated securities will be issued under an indenture dated as of March 15, 1997, as supplemented from time to time (the "subordinated indenture"), between us and Bank One Trust Company, National Association (as successor in interest to The First National Bank of Chicago), trustee (the "subordinated trustee").

    The term "trustee" refers to the senior trustee or the subordinated trustee, as appropriate. We will refer to the senior indenture and the subordinated indenture together as the "indentures" and each as an "indenture". The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended.

    Because this section is a summary, it does not describe every aspect of the debt securities and the indentures. We urge you to read the indenture that governs your debt securities because it, and not this description, defines your rights as a holder of debt securities. For example, in this section, we use capitalized words to signify terms that are specifically defined in the indentures. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the indentures. We have filed the form of each indenture as an exhibit to a registration statement that we have filed with the SEC. See "Where You Can Find More Information" on page 2 for information on how to obtain a copy of the indentures.

GENERAL

    The debt securities will be our unsecured obligations. The senior securities will rank equally with all our other unsecured and unsubordinated indebtedness. The subordinated securities will be subordinated in right of payment to the prior payment in full of our Senior Indebtedness as described below under "Subordinated Indenture Provisions--Subordination".

    Each indenture provides that any debt securities proposed to be sold under this prospectus and the attached prospectus supplement ("offered debt securities") and any debt securities issuable upon the exercise of debt warrants or upon conversion or exchange of other offered securities ("underlying debt securities"), as well as other unsecured debt securities, may be issued under that indenture in one or more series.

    You should read the prospectus supplement for the material terms of the offered debt securities and any underlying debt securities, including the following:

       - The title of the debt securities and whether the debt securities will be senior securities or subordinated securities.

       - The total principal amount of the debt securities and any limit on the total principal amount of debt securities of the series.

       - If not the principal amount of the debt securities, the portion of the principal amount payable upon acceleration of the maturity of the debt securities or how this portion will be determined.

       - The date or dates, or how the date or dates will be determined or extended, when the principal of the debt securities will be payable.

       - The interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, or how the rate or rates will be determined, the date or dates from which any interest will accrue or how the date or dates will be determined, the interest payment dates, any record dates for these payments and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months.

       - Any optional redemption provisions.

       - Any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities.

       - The form in which we will issue the debt securities; whether we will have the option of issuing debt securities in "certificated" form; whether we will have the option of issuing certificated debt securities in bearer form if we issue the securities outside the United States to non-U.S. persons; any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and VICE VERSA (if permitted by applicable laws and regulations).

       - If other than U.S. dollars, the currency or currencies in which the debt securities are denominated and/or payable.

       - Whether the amount of payments of principal, premium or interest, if any, on the debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined.

       - The place or places, if any, other than or in addition to The City of New York, of payment, transfer, conversion and/or exchange of the debt securities.

       - If other than denominations of $1,000 or any integral multiple in the case of registered securities issued in certificated form and $5,000 in the case of bearer securities, the denominations in which the offered debt securities will be issued.

       - The applicability of the provisions of the applicable indenture described under "defeasance" and any provisions in modification of, in addition to or in lieu of any of these provisions.

       - Whether and under what circumstances we will pay additional amounts in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (and the terms of this option).

       - Any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events.

       - Any changes or additions to the Events of Default or covenants contained in the applicable indenture.

       - Whether the debt securities will be convertible into or exchangeable for any other securities and the applicable terms and conditions.

       - Any other material terms of the debt securities.

    For purposes of this prospectus, any reference to the payment of principal of or premium or interest, if any, on debt securities will include additional amounts if required by the terms of the debt securities.

    Neither indenture limits the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under an indenture, when a single trustee is acting for all debt securities issued under the indenture, are called the "indenture securities". Each indenture also provides that there may be more than one trustee thereunder, each with respect to one or more different series of indenture securities. See "Resignation of Trustee" below. At a time when two or more trustees are acting under either indenture, each with respect to only certain series, the term "indenture securities" means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under either indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under either indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.

    The indentures do not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

    We refer you to the prospectus supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

    We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.

CONVERSION AND EXCHANGE

    If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement.

ISSUANCE OF SECURITIES IN REGISTERED FORM

    We may issue the debt securities in registered form, in which case we may issue them either in book-entry form only or in "certificated" form. Debt securities issued in book-entry form will be represented by global securities. We expect that we will usually issue debt securities in book-entry only form represented by global securities.

    We also will have the option of issuing debt securities in non-registered form as bearer securities if we issue the securities outside the United States to non-U.S. persons. In that case, the prospectus supplement will set forth the mechanics for holding the bearer securities, including the procedures for receiving payments, for exchanging the bearer securities for registered securities of the same series, and for receiving notices. The prospectus supplement will also describe the requirements with respect to our maintenance of offices or agencies outside the United States and the applicable U.S. federal tax law requirements.

    BOOK-ENTRY HOLDERS. We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. This means debt securities will be represented by one or more global securities registered in the name of a depositary that will hold them on behalf of financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities held by the depositary or its nominee. These institutions may hold these interests on behalf of themselves or customers.

    Under each indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in book-entry form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary will then pass along the payments it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

    As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the debt securities are represented by one or more global securities, investors will be indirect holders, and not holders, of the debt securities.

    STREET NAME HOLDERS. In the future, we may issue debt securities in certificated form or terminate a global security. In these cases, investors may choose to hold their debt securities in their own names or in "street name". Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account he or she maintains at that institution.

    For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions will pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

    LEGAL HOLDERS. Our obligations, as well as the obligations of the applicable trustee and those of any third parties employed by us or the applicable trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in book-entry form.

    For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture), we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

    When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

    SPECIAL CONSIDERATIONS FOR INDIRECT HOLDERS. If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:

    - how it handles securities payments and notices,

    - whether it imposes fees or charges,

    - how it would handle a request for the holders' consent, if ever required,

    - whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future for a particular series of debt securities,

    - how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests, and

    - if the debt securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

GLOBAL SECURITIES

    WHAT IS A GLOBAL SECURITY? As noted above, we usually will issue debt securities as registered securities in book-entry form only. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms.

    Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

    A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under "Special Situations when a Global Security Will Be Terminated". As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

    SPECIAL CONSIDERATIONS FOR GLOBAL SECURITIES. As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the holder of the debt securities represented by the global security.

    If debt securities are issued only in the form of a global security, an investor should be aware of the following:

    - An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain certificates for his or her interest in the debt securities, except in the special situations we describe below.

    - An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under "Issuance of Securities in Registered Form" above.

    - An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

    - An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

    - The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way.

    - If we redeem less than all the debt securities of a particular series being redeemed, DTC's practice is to determine by lot the amount to be redeemed from each of its participants holding that series.

    - An investor is required to give notice of exercise of any option to elect repayment of its debt securities, through its participant, to the applicable trustee and to deliver the related debt securities by causing its participant to transfer its interest in those debt securities, on DTC's records, to the applicable trustee.

    - DTC requires that those who purchase and sell interests in a global security deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

    - Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

    SPECIAL SITUATIONS WHEN A GLOBAL SECURITY WILL BE TERMINATED. In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-book-entry form (certificated securities). After that exchange, the choice of whether to hold the certificated debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors under "Holders of Registered Debt Securities" above.

    The special situations for termination of a global security are as follows:

    - if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and we do not appoint another institution to act as depositary within 60 days,

    - if we notify the trustee that we wish to terminate that global security, or

    - if an event of default has occurred with regard to the debt securities represented by that global security and has not been cured or waived; we discuss defaults later under "Events of Default".

    The prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. If a global security is terminated, only the depositary, and not we or the applicable trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

PAYMENT AND PAYING AGENTS

    We will pay interest to the person listed in the applicable trustee's records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the "record date". Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called "accrued interest".

    PAYMENTS ON GLOBAL SECURITIES. We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder's right to those payments will be governed by the rules and practices of the depositary and its participants, as described under "What Is a Global Security?".

    PAYMENTS ON CERTIFICATED SECURITIES. We will make payments on a certificated debt security as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee's records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in New York, NY and/or at other offices that may be specified in the prospectus supplement or in a notice to holders, against surrender of the debt security.

    Alternatively, if the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request payment by wire, the holder must give the applicable trustee or other paying agent appropriate transfer instructions at least 15 business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

    PAYMENT WHEN OFFICES ARE CLOSED. If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indentures as if they were made on the original due date, except as otherwise indicated in the attached prospectus supplement. Such payment will not result in a default under any debt security or either indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

    BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS ON THEIR DEBT SECURITIES.

EVENTS OF DEFAULT

    You will have rights if an Event of Default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

    WHAT IS AN EVENT OF DEFAULT? The term "Event of Default" in respect of the debt securities of your series means any of the following:

    - We do not pay the principal of, or any premium on, a debt security of the series on its due date.

    - We do not pay interest on a debt security of the series within 30 days of its due date.

    - We do not deposit any sinking fund payment in respect of debt securities of the series on its due date.

    - We remain in breach of a covenant in respect of debt securities of the series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of debt securities of the series.

    - We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

    - Any other Event of Default in respect of debt securities of the series described in the prospectus supplement occurs.

    An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal, premium or interest, if it considers the withholding of notice to be in the best interests of the holders.

    REMEDIES IF AN EVENT OF DEFAULT OCCURS. If an Event of Default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the debt securities of the affected series.

    Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an "indemnity"). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

    Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

    - You must give your trustee written notice that an Event of Default has occurred and remains uncured.

    - The holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

    - The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity.

    - The holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice.

    However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.

    Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than

    - the payment of principal, any premium or interest or

    - in respect of a covenant that cannot be modified or amended without the consent of each holder.

    BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND HOW TO DECLARE OR CANCEL AN ACCELERATION.

    Each year, we will furnish to each trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities, or else specifying any default.

MERGER OR CONSOLIDATION

    Under the terms of the indentures, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

    - Where we merge out of existence or sell our assets, the resulting entity must agree to be legally responsible for our obligations under the debt securities.

    - The merger or sale of assets must not cause a default on the debt securities and we must not already be in default (unless the merger or sale would cure the default). For purposes of this no-default test, a default would include an Event of Default that has occurred and has not been cured, as described under "What Is an Event of Default?" above. A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us a notice of default or our default having to exist for a specific period of time were disregarded.

    - Under the senior indenture, no merger or sale of assets may be made if as a result any of our property or assets or any property or assets of one of our Subsidiaries would become subject to any mortgage, lien or other encumbrance unless either (i) the mortgage, lien or other encumbrance could be created pursuant to the limitation on liens covenant in the senior indenture (see "Senior Indenture Provisions--Limitation on Liens" below) without equally and ratably securing the senior indenture securities or (ii) the senior indenture securities are secured equally and ratably with or prior to the debt secured by the mortgage, lien or other encumbrance.

    - We must deliver certain certificates and documents to the trustee.

    - We must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

MODIFICATION OR WAIVER

    There are three types of changes we can make to either indenture and the debt securities issued thereunder.

    CHANGES REQUIRING YOUR APPROVAL. First, there are changes that we cannot make to your debt securities without your specific approval. Following is a list of those types of changes:

    - change the stated maturity of the principal of or interest on a debt security;

    - reduce any amounts due on a debt security;

    - reduce the amount of principal payable upon acceleration of the maturity of a security following a default;

    - adversely affect any right of repayment at the holder's option;

    - change the place (except as otherwise described in the prospectus or prospectus supplement) or currency of payment on a debt security;

    - impair your right to sue for payment;

    - adversely affect any right to convert or exchange a debt security in accordance with its terms;

    - modify the subordination provisions in the subordinated indenture in a manner that is adverse to holders of the subordinated securities;

    - reduce the percentage of holders of debt securities whose consent is needed to modify or amend the applicable indenture;

    - reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the applicable indenture or to waive certain defaults;

    - modify any other aspect of the provisions of either indenture dealing with modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants; and

    - change any obligation we have to pay additional amounts.

    CHANGES NOT REQUIRING APPROVAL. The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. We also do not need any approval to make any change that affects only debt securities to be issued under either indenture after the change takes effect.

    CHANGES REQUIRING MAJORITY APPROVAL. Any other change to either indenture and the debt securities would require the following approval:

    - If the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of that series.

    - If the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

In each case, the required approval must be given by written consent.

    The holders of a majority in principal amount of all of the series of debt securities issued under an indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under "--Changes Requiring Your Approval".

    FURTHER DETAILS CONCERNING VOTING. When taking a vote, we will use the following rules to decide how much principal to attribute to a debt security:

    - For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of these debt securities were accelerated to that date because of a default.

    - For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement.

    - For debt securities denominated in one or more foreign currencies, we will use the U.S. dollar equivalent.

    Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under "Defeasance--Full Defeasance".

    We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding indenture securities that are entitled to vote or take other action under the indentures. If we set a record date for a vote or other action to be taken by holders of one or more series, that vote or action may be taken only by persons who are holders of outstanding indenture securities of those series on the record date and must be taken within eleven months following the record date.

    BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE APPLICABLE INDENTURE OR THE DEBT SECURITIES OR REQUEST A WAIVER.

DEFEASANCE

    The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

    COVENANT DEFEASANCE. Under current United States federal tax law, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series was issued. This is called "covenant defeasance". In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities. If you hold subordinated securities, you also would be released from the subordination provisions described under "Subordinated Indenture Provisions--Subordination" below. In order to achieve covenant defeasance, we must do the following:

    - We must deposit in trust for the benefit of all holders of the debt securities of the particular series a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

    - We must deliver to the trustee a legal opinion of our counsel confirming that, under current United States federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity.

    - We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the Investment Company Act of 1940, as amended.

    If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

    FULL DEFEASANCE. If there is a change in United States federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called "full defeasance") if we put in place the following other arrangements for you to be repaid:

    - We must deposit in trust for the benefit of all holders of the debt securities of the particular series a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

    - We must deliver to the trustee a legal opinion confirming that there has been a change in current United States federal tax law or an Internal Revenue Service ruling that allows us to make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. Under current United States federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit.

    - We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the Investment Company Act of 1940, as amended.

    If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If you hold subordinated securities, you would also be released from the subordination provisions described later under "Subordinated Indenture Provisions-- Subordination".

FORM, EXCHANGE AND TRANSFER OF CERTIFICATED REGISTERED SECURITIES

    If registered debt securities cease to be issued in book-entry form, they will be issued:

    - only in fully registered certificated form,

    - without interest coupons, and

    - unless we indicate otherwise in the prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000.

    Holders may exchange their certificated securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

    Holders may exchange or transfer their certificated securities at the office of their trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

    Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder's proof of legal ownership.

    If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

    If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

    If a registered debt security is issued in book-entry form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

RESIGNATION OF TRUSTEE

    Each trustee may resign or be removed with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to these series. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under one of the indentures, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

SENIOR INDENTURE PROVISIONS--LIMITATION ON LIENS

    We covenant in the senior indenture that neither we nor any of our subsidiaries will pledge or subject to any lien any of our or their property or assets unless the indenture securities issued under that indenture are secured by this pledge or lien equally and ratably with other indebtedness thereby secured. There are excluded from this covenant liens created to secure obligations for the purchase price of physical property, liens of a Subsidiary securing indebtedness owed to us, liens existing on property acquired upon exercise of rights arising out of defaults on receivables acquired in the ordinary course of business, sales of receivables accounted for as secured indebtedness in accordance with generally accepted accounting principles, certain liens not related to the borrowing of money and other liens not securing borrowed money aggregating less than $500,000.

SUBORDINATED INDENTURE PROVISIONS--SUBORDINATION

    Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest, if any, on the subordinated securities is to be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all Senior Indebtedness, but our obligation to you to make payment of the principal of (and premium, if any) and interest, if any, on the subordinated securities will not otherwise be affected. In addition, no payment on account of principal (or premium, if any), sinking fund or interest, if any, may be made on the subordinated securities at any time unless full payment of all amounts due in respect of the principal (and premium, if any), sinking fund and interest on Senior Indebtedness has been made or duly provided for in money or money's worth.

    In the event that, notwithstanding the foregoing, any payment by us is received by the subordinated trustee or the holders of any of the subordinated securities before all Senior Indebtedness is paid in full, the payment or distribution must be paid over to the holders of the Senior Indebtedness or on their behalf for application to the payment of all the Senior Indebtedness remaining unpaid until all the Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of the Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness upon this distribution by us, the holders of the subordinated securities will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made to the holders of the Senior Indebtedness out of the distributive share of the subordinated securities.

    By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our senior creditors may recover more, ratably, than holders of the subordinated securities. The subordinated indenture provides that these subordination provisions will not apply to money and securities held in trust under the defeasance provisions of the subordinated indenture.

    Senior Indebtedness is defined in the subordinated indenture as the principal of (and premium, if any) and unpaid interest on:

    - our indebtedness (including indebtedness of others guaranteed by us), whenever created, incurred, assumed or guaranteed, for money borrowed (other than the indenture securities issued under the subordinated indenture and our 8 5/8% Subordinated Debentures due 2019), unless in the instrument creating or evidencing the same or under which the same is outstanding it is provided that this indebtedness is not senior or prior in right of payment to the subordinated securities, and

    - renewals, extensions, modifications and refundings of any of this indebtedness.

    If this prospectus is being delivered in connection with the offering of a series of subordinated securities, the accompanying prospectus supplement will set forth the approximate amount of our Senior Indebtedness outstanding as of a recent date.

THE TRUSTEES UNDER THE INDENTURES

    The Chase Manhattan Bank and Bank One N.A., an affiliate of Bank One Trust Company, National Association, are two of a number of banks with which we and Deere & Company maintain ordinary banking relationships and from which we and Deere & Company have obtained credit facilities and lines of credit. The Chase Manhattan Bank also serves as trustee under other indentures under which we or Deere & Company are the obligor. John R. Stafford, a director of Deere & Company, is a director of J.P. Morgan Chase & Co., the parent of The Chase Manhattan Bank. Antonio Madero B., a director of Deere & Company, is a member of the International Advisory Council of J.P. Morgan Chase & Co.

CERTAIN CONSIDERATIONS RELATING TO FOREIGN CURRENCIES

    Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement.

                          DESCRIPTION OF DEBT WARRANTS

    We may issue (either separately or together with other offered securities) debt warrants to purchase underlying debt securities issued by us ("offered debt warrants"). We will issue the debt warrants under warrant agreements (each a "debt warrant agreement") to be entered into between us and a bank or trust company, as warrant agent (the "debt warrant agent"), identified in the prospectus supplement.

    Because this section is a summary, it does not describe every aspect of the debt warrants and the debt warrant agreement. We urge you to read the debt warrant agreement because it, and not this description, defines your rights as a holder of debt warrants. We have filed the form of debt warrant agreement as an exhibit to the registration statement that we have filed with the SEC. See "Where You Can Find More Information" on page 2 for information on how to obtain a copy of the debt warrant agreement.

GENERAL

    You should read the prospectus supplement for the material terms of the offered debt warrants, including the following:

    - The title and aggregate number of the debt warrants.

    - The title, rank, aggregate principal amount and terms of the underlying debt securities purchasable upon exercise of the debt warrants.

    - The principal amount of underlying debt securities that may be purchased upon exercise of each debt warrant, and the price or the manner of determining the price at which this principal amount may be purchased upon exercise.

    - The time or times at which, or the period or periods during which, the debt warrants may be exercised and the expiration date of the debt warrants.

    - Any optional redemption terms.

    - Whether certificates evidencing the debt warrants will be issued in registered or bearer form and, if registered, where they may be transferred and exchanged.

    - Whether the debt warrants are to be issued with any debt securities or any other securities and, if so, the amount and terms of these debt securities or other securities.

    - The date, if any, on and after which the debt warrants and these debt securities or other securities will be separately transferable.

    - Any other material terms of the debt warrants.

    The prospectus supplement will also contain a discussion of the United States federal income tax considerations relevant to the offering.

    Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations. No service charge will be imposed for any permitted transfer or exchange of debt warrant certificates, but we may require payment of any tax or other governmental charge payable in connection therewith. Debt warrants may be exercised and exchanged and debt warrants in registered form may be presented for registration of transfer at the corporate trust office of the debt warrant agent or any other office indicated in the prospectus supplement.

EXERCISE OF DEBT WARRANTS

    Each offered debt warrant will entitle the holder thereof to purchase the amount of underlying debt securities at the exercise price set forth in, or calculable from, the prospectus supplement relating to the offered debt warrants. After the close of business on the expiration date, unexercised debt warrants will be void.

    Debt warrants may be exercised by payment to the debt warrant agent of the applicable exercise price and by delivery to the debt warrant agent of the related debt warrant certificate, properly completed. Debt warrants will be deemed to have been exercised upon receipt of the exercise price and the debt warrant certificate or certificates. Upon receipt of this payment and the properly completed debt warrant certificates, we will, as soon as practicable, deliver the amount of underlying debt securities purchased upon exercise.

    If fewer than all of the debt warrants represented by any debt warrant certificate are exercised, a new debt warrant certificate will be issued for the unexercised debt warrants. The holder of a debt warrant will be required to pay any tax or other governmental charge that may be imposed in connection with any transfer involved in the issuance of underlying debt securities purchased upon exercise.

MODIFICATIONS

    There are three types of changes we can make to a debt warrant agreement and the debt warrants issued thereunder.

    CHANGES REQUIRING YOUR APPROVAL. First, there are changes that cannot be made to your debt warrants without your specific approval. Those types of changes include modifications and amendments that:

    - accelerate the expiration date;

    - reduce the number of outstanding debt warrants, the consent of the holders of which is required for a modification or amendment; or

    - otherwise materially and adversely affect the rights of the holders of the debt warrants.

    CHANGES NOT REQUIRING APPROVAL. The second type of change does not require any vote by holders of the debt warrants. This type of change is limited to clarifications and other changes that would not materially adversely affect the interests of holders of the debt warrants.

    CHANGES REQUIRING A MAJORITY VOTE. Any other change to the debt warrant agreement and the debt warrants requires a vote in favor by holders of a majority in number of the then outstanding unexercised debt warrants affected thereby. Most changes fall into this category.

NO RIGHTS AS HOLDERS OF UNDERLYING DEBT SECURITIES

    Before the warrants are exercised, holders of the debt warrants are not entitled to payments of principal, premium or interest, if any, on the related underlying debt securities or to exercise any rights whatsoever as holders of the underlying debt securities.

                         DESCRIPTION OF PREFERRED STOCK

    Under our certificate of incorporation (the "certificate of incorporation"), we are authorized to adopt resolutions providing for the issuance, in one or more series, of up to 10,000 shares of preferred stock, $1.00 par value, with the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof adopted by our Board of Directors or a duly authorized committee thereof.

    Because this section is a summary, it does not describe every aspect of our preferred stock. We urge you to read our certificate of incorporation and the certificate of designations creating your preferred stock because they, and not this description, define your rights as a holder of preferred stock. We have filed our certificate of incorporation and will file the certificate of designations with the SEC. See "Where You Can Find More Information" on page 2 for information on how to obtain copies of these documents.

    The specific material terms of any preferred stock proposed to be sold under this prospectus and an attached prospectus supplement will be described in the prospectus supplement. If so indicated in the prospectus supplement, the terms of the offered preferred stock may differ from the terms set forth below.

GENERAL

    Unless otherwise specified in the prospectus supplement relating to the offered preferred stock, each series of preferred stock will rank on a parity as to dividends and distribution of assets upon liquidation and in all other respects with all other series of preferred stock. The preferred stock will, when issued, be fully paid and nonassessable and holders thereof will have no preemptive rights.

    You should read the prospectus supplement for the material terms of the preferred stock offered thereby, including the following:

    - The title and stated value of the preferred stock.

    - The number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock.

    - The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock.

    - The date from which dividends on the preferred stock will accumulate, if applicable.

    - The liquidation rights of the preferred stock.

    - The procedures for any auction and remarketing, if any, of the preferred stock.

    - The sinking fund provisions, if applicable, for the preferred stock.

    - The redemption provisions, if applicable, for the preferred stock.

    - Whether the preferred stock will be convertible into or exchangeable for other securities and, if so, the terms and conditions of conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period (or the method of determining the same).

    - Whether the preferred stock will have voting rights and the terms thereof, if any.

    - Whether the preferred stock will be listed on any securities exchange.

    - Whether the preferred stock will be issued with any other securities and, if so, the amount and terms of these other securities.

    - Any other specific material terms, preferences or rights of, or limitations or restrictions on, the preferred stock.

    Subject to our certificate of incorporation and to any limitations contained in our outstanding preferred stock, we may issue additional series of preferred stock, at any time or from time to time, with the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as our Board of Directors or any duly authorized committee thereof may determine, all without further action of our stockholders, including holders of our then outstanding preferred stock.

    If applicable, the prospectus supplement will also contain a discussion of the material United States federal income tax considerations relevant to the offering.

DIVIDENDS

    Holders of preferred stock will be entitled to receive cash dividends, when, as and if declared by our Board of Directors, out of our assets legally available for payment, at the rate and on the dates set forth in the prospectus supplement. Each dividend will be payable to holders of record as they appear on our stock books on the record date fixed by our Board of

Directors. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement.

    We may not:

    - declare or pay dividends (except in our stock that is junior as to dividends and liquidation rights to the preferred stock ("junior stock")) or make any other distributions on junior stock, or

    - purchase, redeem or otherwise acquire junior stock or set aside funds for that purpose (except in a reclassification or exchange of junior stock through the issuance of other junior stock or with the proceeds of a reasonably contemporaneous sale of junior stock), if there are arrearages in dividends or failure in the payment of our sinking fund or redemption obligations on any of our preferred stock and, in the case of the first bullet point above, if dividends in full for the current quarterly dividend period have not been paid or declared on any of our preferred stock.

    Dividends in full may not be declared or paid or set apart for payment on any series of preferred stock unless:

    - there are no arrearages in dividends for any past dividend periods on any series of preferred stock, and

    - to the extent that the dividends are cumulative, dividends in full for the current dividend period have been declared or paid on all preferred stock.

Any dividends declared or paid when dividends are not so declared, paid or set apart in full will be shared ratably by the holders of all series of preferred stock in proportion to the respective arrearages and undeclared and unpaid current cumulative dividends. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments that may be in arrears.

CONVERSION AND EXCHANGE

    If the preferred stock will be convertible into or exchangeable for common stock or other securities, the prospectus supplement will set forth the terms and conditions of that conversion or exchange, including the conversion price or exchange ratio (or the method of calculating the same), the conversion or exchange period (or the method of determining the same), whether conversion or exchange will be mandatory or at the option of the holder or us, the events requiring an adjustment of the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of that preferred stock. These terms may also include provisions under which the number of shares of common stock or the number or amount of other securities to be received by the holders of that preferred stock upon conversion or exchange would be calculated according to the market price of the common stock or those other securities as of a time stated in the prospectus supplement.

LIQUIDATION RIGHTS

    In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each series of the preferred stock will be entitled to receive out of our assets that are available for distribution to stockholders, before any distribution of assets is made to holders of any junior stock, liquidating distributions in the amount set forth in the applicable prospectus supplement plus all accrued and unpaid dividends. If, upon our any voluntary or involuntary liquidation, dissolution or winding up, the amounts payable with respect to the preferred stock are not paid in full, the holders of preferred stock of each series will share ratably in the distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of the preferred stock will not be entitled to any further participation in any distribution of our assets. Our consolidation or merger with or into any other corporation or corporations or a sale of all or substantially all of our assets will not be deemed to be a liquidation, dissolution or winding up of us for purposes of these provisions.

REDEMPTION

    If so provided in the prospectus supplement, the offered preferred stock may be redeemable in whole or in part at our option at the times and at the redemption prices set forth therein.

    If dividends on any series of preferred stock are in arrears or we have failed to fulfill our sinking fund or redemption obligations with respect to any series of preferred stock, we may not purchase or redeem shares of preferred stock or any other capital stock ranking on a parity with or junior to the preferred stock as to dividends or upon liquidation, nor permit any subsidiary to do so, without in either case the consent of the holders of at least two-thirds of each series of preferred stock then outstanding; provided, however, that:

    - to meet our purchase, retirement or sinking fund obligations with respect to any series of preferred stock, we may use shares of that preferred stock acquired prior to the arrearages or failure of payment and then held as treasury stock, and

    - we may complete the purchase or redemption of shares of preferred stock for which a contract was entered into for any purchase, retirement or sinking fund purposes prior to the arrearages or failure of payment.

VOTING RIGHTS

    Except as indicated below or in the prospectus supplement, or except as expressly required by applicable law, the holders of the preferred stock will not be entitled to vote. As used herein, the term "applicable preferred stock" means those series of preferred stock to which the provisions described herein are expressly made applicable by resolutions of our Board of Directors.

    If the equivalent of six quarterly dividends payable on any shares of any series of applicable preferred stock are in default (whether or not the dividends have been declared or the defaulted dividends are consecutive), the number of our directors will be increased by two and the holders of all outstanding series of applicable preferred stock, voting as a single class without regard to series, will be entitled to elect the two additional directors until four consecutive quarterly dividends are paid or declared and set apart for payment, if the shares are cumulative, or until all arrearages in dividends and dividends in full for the current quarterly period are paid or declared and set apart for payment, if the shares are non-cumulative, whereupon all voting rights described herein will be divested from the applicable preferred stock. The holders of applicable preferred stock may exercise their special class voting rights at meetings of the stockholders for the election of directors or at special meetings for the purpose of electing directors, in either case at which the holders of not less than one-third of the aggregate number of shares of applicable preferred stock are present in person or by proxy.

    The affirmative vote of the holders of at least two-thirds of the outstanding shares of any series of preferred stock will be required:

    - for any amendment of our certificate of incorporation (or the related certificate of designations) that will adversely affect the powers, preferences or rights of the holders of the preferred stock of that series, or

    - to create any class of stock (or increase the authorized number of shares of any class of stock) that will have preference as to dividends or upon liquidation over the preferred stock of that series or create any stock or other security convertible into or exchangeable for or evidencing the right to purchase any stock of that class.

    In addition, the affirmative vote of the holders of a majority of all the then outstanding shares of our preferred stock will be required to increase the authorized amount of our preferred stock.

                              PLAN OF DISTRIBUTION

    We may sell the offered securities:

    - through agents;

    - to or through underwriters; or

    - directly to other purchasers.

    Any underwriters or agents will be identified and their compensation described in the applicable prospectus supplement.

    We (directly or through agents) may sell, and the underwriters may resell, the offered securities in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

    In connection with the sale of offered securities, the underwriters or agents may receive compensation from us or from purchasers of the offered securities for whom they may act as agents. The underwriters may sell offered securities to or through dealers, who may also receive compensation from purchasers of the offered securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933 (the "Act"), and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Act.

    We will indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Act, or contribute to payments they may be required to make in respect of such liabilities.

    Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

    If so indicated in the prospectus supplement relating to a particular series or issue of offered securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the offered securities from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts.

                                 LEGAL OPINIONS

    The validity of the securities will be passed upon for us by Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, and for any underwriters, dealers or agents by Sidley Austin Brown & Wood LLP, One World Trade Center, New York, New York 10048.

                                    EXPERTS

    The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of that firm given upon their authority as experts in accounting and auditing.

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                              PRINCIPAL OFFICE OF

                         JOHN DEERE CAPITAL CORPORATION

                         1 East First Street, Suite 600
                               Reno, Nevada 89501

                SENIOR TRUSTEE, REGISTRAR AND U.S. PAYING AGENT

                              JPMORGAN CHASE BANK

                              450 West 33rd Street
                            New York, New York 10001

                            LUXEMBOURG PAYING AGENT

                                J.P. MORGAN BANK
                                LUXEMBOURG S.A.

                                 5, Rue Plaetis
                               L-2338 Luxembourg
                           Grand Duche de Luxembourg


              LEGAL ADVISORS TO
             JOHN DEERE CAPITAL                              LEGAL ADVISORS TO
                 CORPORATION                                 THE UNDERWRITERS

             SHEARMAN & STERLING                      SIDLEY AUSTIN BROWN & WOOD LLP

            599 Lexington Avenue                             875 Third Avenue
          New York, New York 10022                       New York, New York 10022

                             AUDITORS OF JOHN DEERE
                              CAPITAL CORPORATION

                             DELOITTE & TOUCHE LLP

                              Two Prudential Plaza
                            180 North Stetson Avenue
                          Chicago, Illinois 60601-6710

                                 LISTING AGENT

                       BANQUE GENERALE DU LUXEMBOURG S.A.

                             50, Avenue JF Kennedy
                               L-2951 Luxembourg
                           Grande Duche de Luxembourg

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